EXHIBIT 1

JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that the Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.

Date: February 14, 2005

GENSTAR CAPITAL PARTNERS III, L.P., a Delaware limited partnership

By:	Genstar Capital III, L.P. Its General Partner

By:	Genstar III GP LLC Its General Partner

By:	/s/ Jean-Pierre L. Conte

Jean-Pierre L. Conte, Managing Director

GENSTAR CAPITAL III, L.P., a Delaware limited partnership

By:	Genstar III GP LLC Its General Partner

By:	/s/ Jean-Pierre L. Conte

Jean-Pierre L. Conte, Managing Director

GENSTAR III GP LLC

By:	/s/ Jean-Pierre L. Conte

Jean-Pierre L. Conte, Managing Director

JEAN-PIERRE L. CONTE

/s/ Jean-Pierre L. Conte

RICHARD F. HOSKINS

/s/ Richard F. Hoskins

RICHARD D. PATERSON

/s/ Richard D. Paterson

Page 14 of 14 pages.